Filed pursuant to Rule 424(b)(3)
Registration No. 333- 210387

PROSPECTUS SUPPLEMENT NO. 7

4,156,757 Shares of Common Stock

of

Guided Therapeutics, Inc.

This prospectus supplement supplements and amends the prospectus dated April 7, 2016, as previously supplemented, which constitutes part of our registration statement on Form S-1 (No. 333-210387) relating to up to 4,156,757 shares of our common stock. This prospectus supplement includes our current report on Form 8-K filed November 4, 2016. THIS IS NOT A NEW REGISTRATION OF SECURITIES.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 4, 2016.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2016

GUIDED THERAPEUTICS, INC.

 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22179 (Commission File Number)	58-2029543 (IRS Employer Identification No.)

5835 Peachtree Corners East, Suite D Norcross, Georgia (Address of principal executive offices)		30092 (Zip Code)

Registrant’s telephone number, including area code: (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.           Entry into a Material Definitive Agreement.

On November 2, 2016, Guided Therapeutics, Inc. (the “Company”) entered into a Lockup and Exchange Agreement with GHS Investments, LLC (“GHS”), holder of approximately $221,000 in outstanding principal amount of the Company’s secured promissory note and all of the outstanding shares of the Company’s Series C convertible preferred stock (the “Agreement”).

Pursuant to the Agreement, upon the effectiveness of the 1:800 reverse stock split (see Item 8.01 to this current report) and continuing for 45 days after, GHS and its affiliates are prohibited from converting any portion of the secured promissory note or any of the shares of Series C preferred stock, or selling any securities of the Company that they beneficially own. In addition, the Company agreed that, upon consummation of its next financing, it would use $260,000 of net cash proceeds first, to repay GHS’s portion of the secured promissory note and second, with any remaining amount from the $260,000, to repurchase a portion of GHS’s shares of Series C preferred stock. In addition, GHS has agreed to exchange the stated value per share (plus any accrued but unpaid dividends) of its remaining shares of Series C preferred stock for new securities that we issue in the next qualifying financing we undertake on a dollar-for-dollar basis.

The above description is qualified in its entirety by reference to the Agreement, attached as Exhibit 10.1 to this current report and incorporated herein by reference.

Item 8.01.           Other Events.

On November 2, 2016, the Company amended its charter to provide for a 1:800 reverse stock split of all of its issued and outstanding common stock. The reverse stock split will be implemented prior to when trading opens on Monday, November 7, 2016.

The Company’s stockholders granted authority to the Board of Directors, in its discretion, to effect the Reverse Stock Split at at the 2016 annual meeting of stockholders held on September 23, 2016.

As a result of the reverse stock split, every 800 shares of issued and outstanding common stock of the Company is converted into 1 share of common stock. All fractional shares created by the reverse stock split are rounded to the nearest whole share. The number of the Company’s authorized shares of common stock does not change.

A new CUSIP number has been issued for the Company’s common stock (40171F303) to distinguish stock certificates issued after the reverse stock split. The pre-split CUSIP number was 40171F204.

The common stock will begin trading on a split-adjusted basis on the OTC under the ticker symbol “GTHPD”. The “D” is appended at the end of the ticker symbol to signify the reverse stock split for 20 trading days, at which time the symbol will revert back to “GTHP.”

The Company issued a press release, a copy of which is attached as exhibit 99.1, announcing the reverse stock split.

Item 9.01           Financial Statements and Exhibits

(d) Exhibits.

Number	Exhibit
10.1	Lockup and Exchange Agreement, dated November 2, 2016, by the Company and GHS Investments, LLC
99.1	Press Release (Reverse Stock Split)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.

By: /s/ Gene S. Cartwright
Name: Gene S. Cartwright
Title: President and Chief Executive Officer
Date: November 4, 2016

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EXHIBIT INDEX

Number	Exhibit
10.1	Lockup and Exchange Agreement, dated November 2, 2016, by the Company and GHS Investments, LLC
99.1	Press Release (Reverse Stock Split)